Exhibit 10.1

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This Management Service Agreement (this “MSA”), dated as of October 1, 2014 (the “Effective Date”), is by and between American Caresource Holdings, Inc., a Delaware corporation (“ANCI”), and HealthSmart Preferred Care II, L.P., a Texas limited partnership (“HSPC”).

RECITALS

WHEREAS, ANCI operates a preferred provider organization network (the “Network”);

WHEREAS, HSPC operates its own preferred provider organization network (the “HSPC Network”) and is well qualified to manage similar networks; and

WHEREAS, the parties wish to provide for HSPC to provide management services to ANCI in respect of the Network as set forth in this MSA and subject to the terms and conditions hereof.

NOW, THEREFORE, for valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, it is mutually agreed as set forth below.

1.            Term; Termination.

   1.1            The initial term of this MSA shall begin on the Effective Date and continue until the earlier of: (a) the consummation of the transactions contemplated in Section 20, (b) the three (3) year anniversary of the Effective Date, and (c) the termination of this MSA in accordance with Section 1.2.  This MSA shall automatically renew for additional one (1) year terms.

   1.2            This MSA may be terminated prior to its expiration:

    (a)             By either party providing written notice of termination at least ninety (90) days prior to the expiration of the then current term; or

    (b)            By ANCI, immediately and without notice,  in the event that (i) HSPC is insolvent, is subject of any voluntary or involuntary bankruptcy proceedings or has made an assignment of its assets for the benefit of any creditor or otherwise, or (ii) HSPC is prohibited or materially restricted from performing its obligations under this MSA under Applicable Law (as hereinafter defined).

2.            Management Services.  Commencing on the Effective Date and continuing until the date of termination of this MSA in accordance with Section 1 hereof (the “Management Period”), HSPC shall provide the following services (the “Management Services”) to ANCI in respect of the Network in accordance with the regulations and standards required of a licensed Network, subject to the terms and conditions contained in this MSA, including without limitation those set forth in Sections 3, 4 and hereof:

(a)            Operating and maintaining the Network;

(b)           Staffing and employment, including the hiring and firing, of all of employees involved in the administration and management of the Network, establishing staffing schedules, wage structures and personnel policies for all such employees and the administration of the same and maintain, at HSPC’s sole expense, workers’ compensation insurance for all employees of HSPC engaged on or with respect to the Network;

(c)            Invoicing and collection services, payment and re-pricing of claims for the Network;

(d)           Complying with all provisions of Applicable Law relating to the operation of the Network, provided that ANCI shall remain solely responsible for completing any plan of correction, prosecuting any protest or appeal of regulatory penalties or sanctions, and the payment of any fine or penalty, which is solely attributable to events occurring prior to the Effective Date (collectively, “Pre-Effective Date Matters”), and provided further that HSPC shall reasonably cooperate with ANCI in connection with any Pre-Effective Date Matter, including without limitation, the resolution of any dispute related thereto, at the cost and expense of ANCI (which cost and expense shall be reimbursed outside of the Management Fee);

(e)            Network value analysis;

(f)            Provider network management, including continued network expansion, provider recruitment and provider and client relationship management;

(g)           Administrative fee payments and provider payments;

(h)           Provider credentialing and re-credentialing services;

(i)             Network customization;

(j)             Sales and account management services relating to the Network;

(k)            Healthcare EDI services;

(l)             Providing all necessary bookkeeping and accounting for the operation of the Network;

(m)          Delivering the reports contemplated by Section 17 hereof; and

(n)           Dual re-pricing.

   2.1            HPSC shall use best efforts to operate the Network in the same manner that the Network had been previously operated by ANCI.

   2.2            HSPC shall in no event operate the Network in a manner that results in Net Profit (as defined herein) falling below zero in any thirty (30) day period.  If Net Profit falls below zero in any thirty (30) day period, all calculations pursuant to this MSA for such period shall be performed as if Net Profit equaled zero for such period.

3.            Standard of Care.  HSPC shall, and shall cause each of its affiliates, employees, representatives and agents (collectively “Representatives”) to, exercise the degree of care, quality, timeliness and responsibility with respect to the performance of its obligations under this MSA, including the Management Services, that is used in the operation and maintenance of the HSPC Network.

4.            Oversight Committee Supervision.  HSPC’s activities to be performed under this MSA shall be subject to the supervision of an oversight committee (the “Oversight Committee”), which shall be comprised of five members, two of which shall be designated by HSPC and three of which (including the chair of the Oversight Committee) shall be designated by ANCI.  Oversight Committee decisions and actions shall be by majority vote at any meeting at which a quorum is present with each member having one vote.  The Oversight Committee may meet in person or telephonically (or any other medium where members can hear and be heard), and the presence or participation of at least three members (including at least one ANCI member and HSPC member) shall be required to constitute a quorum.  The Oversight Committee may act by written consent in lieu of a meeting signed by a majority of the members of the Oversight Committee.  The Oversight Committee shall meet at least monthly as determined by the chair of the Oversight Committee, which meetings are intended to occur no sooner than 5 business days after the delivery of the monthly reports delivered pursuant to Section 17 hereof, if such monthly reports are delivered in a timely manner.  During the Management Period, HSPC shall regularly confer and consult with the Oversight Committee on administrative, business and management matters concerning the operation of the Network. In addition, each of HSPC and ANCI shall appoint a representative (each, a “Contact Person”), who may or may not be a member of the Oversight Committee, who will be the point of contact for any issue that arises between any meeting of the Oversight Committee.  The initial Contact Person for each party is as set forth on Schedule 4, and each party may remove or replace their respective Contact Person by delivery of written notice thereof to the other.  Without limiting the foregoing, the matters on which Oversight Committee approval shall be required include, but are not limited to:

   4.1            Entering into any provider or client contract with terms that materially deviate from the ordinary course of business of the Network consistent with past practice (including with respect to pricing);

   4.2            Granting or agreeing to grant, any rebates, concessions, discounts, write-offs or allowances with respect to any Network AR (as hereinafter defined) that materially deviate from the ordinary course of business of the Network consistent with past practice;

   4.3            Except as approved in the Annual Operating Budget (as hereinafter defined), taking any action to alienate, mortgage, pledge or otherwise encumber, sell, exchange, lease or purchase real or personal property to the extent such action materially deviates from the ordinary course of business of the Network consistent with past practice;

   4.4            Approval of each Annual Operating Budget;

   4.5            Material deviations from past practices of the Network in respect of billing and collections activities;

   4.6            Consummating or negotiating any transaction that individually involves consideration in excess of $25,000, except in the ordinary course of business of the Network consistent with past practice;

   4.7            Relocating the principal place of business of the Network;

   4.8            Communicating with any regulatory body concerning any audit or any alleged or potential violation of Applicable Law relating to the operation of the Network, except in the ordinary course of business of the Network consistent with past practice, without (a) providing prompt, prior written notice to the extent practicable and (b) allowing ANCI the opportunity to participate in such communications, to the extent permitted;

   4.9            Taking any action to adjust, arbitrate, settle, compromise, sue, defend, abandon or otherwise deal with, including the retention of legal counsel and other experts in connection therewith,  any legal claims in favor of or against the either party with respect to the Network; and

   4.10         Oversee any changes in providers, with a particular focus on key revenue generating providers.

5.            ANCI Control of the Network; Independent Contractor Status.  For the avoidance of doubt, during the Management Period, ANCI shall continue to control the Network and all Management Services to be provided by HSPC and/or its Representatives pursuant to this MSA.  It is understood and agreed that the status of HSPC and its Representatives that provide Management Services shall be that of independent contractors and that nothing set forth in this MSA shall be deemed to constitute any partnership, joint venture, association, or other relationship between HSPC and its Representatives on the one hand and ANCI and its Representatives on the other hand, other than an independent contractor relationship.  Except as expressly authorized in this MSA, HSPC shall not, and shall not permit any of its Representatives to, represent to any person that any such partnership, joint venture, association, or other relationship exists solely in respect of this MSA.  Except as expressly authorized in this MSA, nothing in this MSA confers authority upon HSPC or its Representatives to enter into any commitment or agreement binding upon ANCI or its affiliates.

6.            Operating Budgets.  The parties shall agree upon an annual operating budget for each year during the Management Period (each, an “Annual Operating Budget”) that sets forth the budgeted costs and expenses to be incurred by HSPC in connection with providing the Management Services during each calendar month of the year covered by such Annual Operating Budget (each, a “Monthly Expense Item”).  The initial Annual Operating Budget, which covers the period from the Effective Date through December 31, 2014, is attached hereto as Exhibit A and is agreed upon by the parties hereto.  No later than 60 days prior to the expiration of the period covered by any Annual Operating Budget. HSPC shall deliver to ANCI a proposed Annual Operating Budget for the following year, and the members of the Oversight Committee shall negotiate in good faith to agree upon an Annual Operating Budget for the following year, provided that unless and until an Annual Operating Budget is approved by the Oversight Committee, the Annual Operating Budget in respect of the prior year shall continue to apply.  Each Annual Operating Budget shall include a contingency line item not to exceed 10% of the total Monthly Expense Items for any given calendar month.  The aggregate amount of all Monthly Expense Items for any given calendar month, including the contingency amount for such month, is referred to herein as the “Monthly Budgeted Expense Amount” for such calendar month.

7.            Accounts Receivable and Network Revenues.  During the Management Period, ANCI shall maintain a separate bank account for the Network (the “Network Account”) with a financial institution designated by ANCI and each party (and their respective Representatives) shall direct that all payments in respect of accounts receivable attributable to the operation of the Network after the Effective Date (“Network AR”) shall be remitted to the Network Account.  For the avoidance of doubt, at all times during the Management Period, all Network AR and other revenue of the Network arising from events that occur after the Effective Date (“Network Revenue”) shall be the property of ANCI and ANCI shall retain, subject to the rights granted in Section 10 of this MSA, complete and exclusive control over the Network AR, Network Revenue and the Network Account, provided that HSPC shall be given daily access under the supervision of the Oversight Committee to make all payments necessary to perform the Management Services.  In the event that any payment in respect of Network AR or Network Revenue is remitted to HSPC or to any other ANCI account, the party in receipt of such payment shall immediately remit the full amount of such payment over to the Network Account.

8.            Covenants of ANCI.  In addition to ANCI’s covenants, representations and warranties set forth elsewhere in this MSA, ANCI hereby covenants, warrants and agrees as follows:

   8.1            ANCI hereby agrees that HSPC, as ANCI’s agent, may utilize ANCI’s provider agreements with any third party payor programs (“Provider Agreements”) (excluding the right, however, to any reimbursement for periods prior to the Effective Date) entered into in connection with the Network; provided, that any such use shall be in accordance with the terms and conditions of such Provider Agreements.  Claims shall be submitted in ANCI’s name, and HSPC may open mail addressed to ANCI, endorse remittances and deposit them directly into the Network Account, as set forth elsewhere herein.  HSPC warrants and agrees to give prompt written notice to ANCI of any action taken under this Section, which is inconsistent with the provisions of the MSA.

   8.2            During the Management Period, ANCI shall use its best efforts to maintain its corporate existence in good standing and to not voluntarily surrender its licenses related to the operation of the Network or Provider Agreements.  With regard to the Network, ANCI agrees not to pledge or permit a lien to attach to any Network AR.

   8.3            During the Management Period, ANCI shall take no action intended to obstruct, disrupt, interfere with, or otherwise impair HSPC in the performance of HSPC’s duties pursuant hereto, provided that ANCI shall retain ultimate control and authority over all operations of the Network.

   8.4            During the Management Period, ANCI shall take commercially reasonable efforts to cooperate with HSPC in connection with collection of payments in respect of Network AR, provided that such cooperation shall be at HSPC’s sole cost and expense.

9.            Compliance with Law.  In performing its obligations under this MSA and providing the Management Services, HSPC shall comply with all applicable U.S. federal, state or local law, statute, common law, ordinance, code, treaty, rule, regulation, order, ordinance, permit, license, writ, injunction, directive, determination, judgment or decree or other requirement of any governmental or regulatory entity (collectively, “Applicable Law”).  In the event that any violation or alleged violation of any Applicable Law or obligation or claim is made, for any reason by any person or entity, arising from or applicable to the operation or maintenance of the Network during the Management Period, whether such violations or claims may result in the imposition of penalties, fines, court or administrative orders, litigation, including third-party and governmental claims, or license revocation or decertification as to the Network or as to ANCI, HSPC shall (i) immediately notify ANCI in writing of any such event, and (ii) as directed by ANCI, take all reasonable actions necessary to protect ANCI from any damage arising there from, including, but not limited to, contesting any such actions against ANCI and the Network, at HSPC’s sole cost and expense with ANCI’s written approval, whether through administrative or court proceedings.  Notwithstanding any other provision of this MSA, HSPC shall not be responsible for violations of any Applicable Law based upon the operation of the Network which occurred prior to the Effective Date, or fines in connection with any such violations.  Notwithstanding the forgoing, ANCI shall be solely liable for (a) any actions of HSPC which are made pursuant to a specific instruction by ANCI or (b) any actions unilaterally made by ANCI related to the Network which materially and adversely affect the Network or HSPC’s ability to provide the Management Services.

10.         Grant of Authority.  To the extent legally permissible and subject to the terms and conditions set forth in this MSA (including without limitation Section 2 hereof), during the Management Period, HSPC shall have the right, and is hereby authorized, to act for and in ANCI’s name and stead, and act as ANCI’s agent, in:  (i) dealing with any governmental, quasi-governmental or private agency, authority or intermediary having jurisdiction over Provider Agreements or any aspect of the reimbursement process thereunder; (ii) negotiating and entering into new Provider Agreements or client agreements; (iii) billing and collection and activities in respect of Network AR; (iv) paying from the Network Account all Monthly Expense Items incurred by or on behalf of ANCI in connection with HSPC’s operation of the Network; and (v) operating the Network in accordance with Annual Operating Budget actions. Upon reasonable written notice from HSPC and at HSPC’s expense, ANCI shall permit HSCP’s accountants and other agents access, only as frequently as reasonably required, to its books and records related to the Network Account, the Network A/R and the Network Revenue, including without limitation all records relating to the posting of receipts and payments therein or related thereto, both before and after the Effective Date.

11.         Operator License.  ANCI hereby grants to HSPC a non-exclusive, nontransferable, royalty-free, worldwide license to use its intellectual property related exclusively to the Network during the Management Period for the limited purpose of and only to the extent necessary for the performance of its obligations hereunder.

12.         Indemnification by ANCI.  ANCI shall indemnify, reimburse, defend and hold harmless HSPC and each of its respective shareholders, officers, directors and affiliates, and the respective successors, assigns and personnel of any of them (collectively, the “HSPC Indemnitees”) from and against any and all claims, losses, damages, liabilities, deficiencies, judgments, awards, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including settlement costs and any reasonable legal, accounting and other expenses for investigating or defending any actions or threatened actions) (collectively, “Losses”) incurred by any HSPC Indemnitee arising out of, relating to or resulting from:

(a)            any inaccuracy in any representation or certification, or breach of any warranty, made by ANCI pursuant to this MSA;

(b)           the breach or non-fulfillment of any covenant or undertaking made by ANCI in this MSA;

(c)            the operation or maintenance of the Network prior to the Effective Date; and/or

(d)           ANCI’s failure to pay, discharge or perform any of the liabilities retained under this MSA or for which ANCI is otherwise liable.

13.         Indemnification by HSPC.   HSPC shall indemnify, reimburse, defend and hold harmless ANCI and each of its respective shareholders, officers, directors and affiliates, and the respective successors, assigns and personnel of any of them (collectively, the “ANCI Indemnitees”) from and against any and all Losses incurred by any ANCI Indemnitee arising out of, relating to or resulting from:

(a)            any inaccuracy in any representation or certification, or breach of any warranty, made by HSPC pursuant to this MSA;

(b)            the breach or non-fulfillment of any covenant or undertaking made by HSPC in this MSA;

(c)            HSPC’s failure to pay, discharge or perform any of the liabilities assumed under this MSA;

(d)           any violation of any statute, law, regulation or obligation or any claim made, for any reason, by any person or entity, arising from or applicable to the operation or maintenance of the Network by HSPC during the term of the MSA, whether such violations or claims ultimately resulted in the imposition of penalties, fines, legal fees, court or administrative orders, litigation, including third-party and governmental claims, or license revocation or decertification as to the Network or as to ANCI;

(e)            the operation or maintenance of the Network from and after the Effective Date.

14.         Limitations on Indemnification.  Each party’s liability under this MSA shall be limited to actual damages and no party shall be liable to the other party hereunder for special, consequential, incidental, punitive, extra-contractual, or bad faith damages, fines and penalties, except when such damages, fines and penalties are asserted against or imposed upon the Indemnitee (as herein defined) by a government or private third party, at which time such damages, fines and penalties shall be deemed to be the actual damages of Indemnitee.

15.         Indemnifiable Claims.

   15.1         Each indemnified party (each, an “Indemnitee”) shall give the indemnifying party (“Indemnitor”) prompt notice of each claim for which it seeks indemnification.  Failure to timely notify the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except to the extent the Indemnitor’s defense of such action is prejudiced by the Indemnitee’s failure to timely deliver such notice.

   15.2         If any Indemnitee receives notice of any claim or the commencement of any action or proceeding from any third party (or parties) with respect to which the Indemnitor is obligated to provide indemnification pursuant to Section 12 or 13, as applicable, such Indemnitee shall promptly give the Indemnitor notice thereof.  Such notice shall describe the claim in reasonable detail and if possible, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee.  If the Indemnitor elects to compromise, settle or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall reasonably cooperate, at the expense of the Indemnitor, in the compromise or settlement of, or defense against, any such asserted liability. In such case the Indemnitee may participate, at its own expense, in such defense.  If the Indemnitor elects not to compromise, settle or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may, at the Indemnitor’s expense and subject to the penultimate sentence of this Section 15.2, pay, compromise, settle or defend such asserted liability and the Indemnitor will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnitee.  If the Indemnitor assumes the defense of a claim, the Indemnitee shall have the right to be kept regularly informed in connection with such defense, and no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee’s consent unless: (a) there is no finding or admission of wrongdoing  by the Indemnitee or finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor, (c) such compromise or settlement does not include any restrictions on any future actions of the Indemnitee, and (d) the compromise or settlement includes a complete release of the Indemnitee.  No Indemnitee shall compromise or settle any asserted liability or claim without the Indemnitor’s consent, which shall not be unreasonably withheld, conditioned or delayed.  If the Indemnitor chooses to defend any claim, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are reasonably necessary or appropriate for such defense (in all cases subject to Section 22 hereof). Except as otherwise specifically provided for herein, indemnification shall be the sole and exclusive remedy thereunder.

16.         Management Fee; Payment of Expenses.

   16.1         All expenses incurred in the operation of the Network which accrue prior to the Effective Date, including but not limited to, personnel salaries and benefits, the cost of rent, taxes, the premiums and other costs of insurance covering or related to the Network and its operations, and all other items shall be the responsibility of and paid by ANCI.

   16.2         All expenses incurred by HSPC in providing the Management Services during the Management Period, including but not limited to, personnel salaries and benefits, the cost of supplies and equipment for the Network, rent, taxes, the premiums and other costs of insurance covering or related to the Network and its operations shall be the responsibility of and paid by HSPC either from the revenues of the Network via HSPC’s daily access to the Network Account or from working capital contributions made by HSPC, which contributions are not subject to repayment by ANCI under any circumstances.

   16.3         All expenses incurred in the operation of the Network that are attributable in part to periods before and in part to periods after the Effective Date shall be prorated between ANCI and HSPC as of the Effective Date.  To the extent that information for any such proration is not available, ANCI and HSPC shall use their best efforts to effect such proration, and resolve any related issues or disputes, within sixty (60) days after the Effective Date.

  16.4         As compensation for its services hereunder, during the Management Period, HSPC shall be entitled to a monthly fee from ANCI (the “Management Fee”) in an amount equal to (a) thirty-five percent (35%) of the Net Profit derived from the operation of the Network (the “Monthly Net Profit”) plus (b) one hundred twenty percent (120%) of all direct and documented operating expenses and liabilities actually paid during such calendar month by HSPC in connection with providing the Management Services (the “HSPC Cost Plus Amount”); provided that the expenses included in calculating the HSPC Cost Plus Amount in respect of any calendar month shall not exceed the Monthly Budgeted Expense Amount for such calendar month.   For purposes of this MSA, the term “Net Profit” shall mean, with respect to any period and subject to the limitations set forth in Section 2.2, (x) gross Network Revenue, less the sum of (y) provider payments and administrative fees and (z) the HSPC Cost Plus Amount.  For the avoidance of doubt, each component of clauses (x), (y), and (z) of the preceding sentence shall be determined using a cash basis of accounting, consistently applied throughout the Management Period.  Schedule A hereto provides an example of how Net Profit would be calculated.

   16.5         No later than 30 days following the end of each calendar month, HSPC shall deliver to ANCI a statement setting forth HSPC’s calculation of the Monthly Net Profit, HSPC Cost Plus Amount and Management Fee in respect of such calendar month, including reasonably detailed information supporting the calculation of each such amount (each such statement, the “Proposed Monthly Statement”).  ANCI shall have 30 days from the date on which it receives a Proposed Monthly Statement to dispute the Proposed Monthly Statement or any component thereof.  During such 30-day period, HSPC shall provide ANCI with access to any underlying documentation and such explanations reasonably requested in order to review the Proposed Monthly Statement and the calculations of the components thereof.  If ANCI does not dispute a Proposed Monthly Statement within such 30-day period, such Proposed Monthly Statement shall be deemed final and binding.  If ANCI does dispute a Proposed Monthly Statement within such 30-day period, the parties shall negotiate in good faith to resolve all disputed items.  If the parties are unable to resolve any disputed item, such dispute shall be submitted for resolution to a nationally recognized accounting firm mutually agreeable to the parties, which firm shall resolve such dispute within ten (10) business days after having received all information pertaining to such dispute.  Any monthly statement that is not timely disputed by ANCI, that is agreed upon by the parties or that is resolved by the mutually agreeable accounting firm shall be the “Final Monthly Statement” in respect of the month covered by such statement.  No later than 5 business days following the determination of the Final Monthly Statement, ANCI shall pay the Management Fee out of the Network Account for the applicable month to HSPC in immediately available funds by wire transfer to an account specified in writing by HSPC.

17.         Books and Records; Access to Network; Reports.

   17.1         During the Management Period, HSPC shall maintain separate books and records for the Network, which shall be kept in the manner directed by the Oversight Committee.

   17.2         During the Management Period, within 10 days after the end of each month, HSPC shall deliver to the Oversight Committee a report on the operations of the Network during such month (each, a “Monthly Operating Report”).  The Monthly Operating Report shall contain the information requested by the Oversight Committee from time to time, and at a minimum shall include the information contained on Schedule 17.21.

   17.3         During the Management Period, HSPC shall upon reasonable notice permit ANCI and its employees and representatives (including its accountants) access to the Network, including but not limited to, HSPC’s business offices, files, books and records (including without limitation all records relating to the posting of receipts and payments), employees, and representatives, in each case to the extent relating to the Network.  During the Management Period ANCI will maintain its computer systems in place and HSPC will provide ANCI with adequate work space and facilities in connection with its review and access to the Network as described in the immediately preceding sentence. If ANCI requires access to HSPC’s accounting firm as well, ANCI may have such access, subject to being solely responsible for all fees incurred by HSPC regarding such access.  During the Management Period, HSPC shall use the computer systems used by ANCI as of the Effective Date  and any change with respect thereto shall be approved by the Oversight Committee.   It is understood and agreed that HSPC plans to move the computer systems used by ANCI to its data center.

   17.4         HSPC acknowledges that ANCI is a public company and, as such, ANCI has certain obligations including without limitation in respect of internal controls and public reporting.  HSPC will reasonably cooperate with ANCI, at ANCI’s cost and expense, in respect of such obligations.

18.         Employees.  HSPC shall offer employment to the ANCI employees set forth on Schedule B hereto on terms and conditions no less favorable then the terms and conditions of employment of similarly situated employees of HSPC and its affiliates.

19.         Lease Assumption; Purchase of Tangible Assets.  Pursuant to the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit C, HSPC shall purchase the tangible assets referenced therein and shall assume the office lease referenced therein.

20.         Put and Call Options.

   20.1         At any time after the two (2) year anniversary of the Effective Date, HSPC may in its sole discretion elect to purchase the assets constituting the Network Assets from ANCI, and cause ANCI to sell such Network Assets, for the Option Price (as defined hereinafter).  The parties shall consummate the purchase and sale of the Network Assets pursuant to the terms and conditions set forth in the form of asset purchase agreement attached hereto as Exhibit D (the “Asset Purchase Agreement”).

   20.2         At any time after the two (2) year anniversary of the Effective Date, ANCI may in its sole discretion elect to sell the Network Assets to HSPC, and cause HSPC to purchase such Network Assets, for the Option Price.  The parties shall consummate the purchase and sale of the Network Assets pursuant to the terms and conditions set forth in the Asset Purchase Agreement.

   20.3         “Option Price” means, a price equal to: (a) $6,500,000 less (b) the aggregate sum of the Net Profit actually collected and retained by ANCI during the Management Period prior to the date upon which HSPC or ANCI, as the case may be, provides written notice to other party of its election to exercise its purchase option.

   20.4         “Network Assets” means all of the assets necessary to operate the Network as the Network was operated at the time of the exercise of the given option above in the ordinary course, excluding cash and including without limitation all Network and re-pricing technology, with such assets being free and clear of all liens, claims and encumbrances.  For the avoidance of doubt, “Network Assets” shall not include any assets of ANCI that relate (in whole or in part) to ANCI’s urgent care business or any other business of ANCI.

21.         Insurance.  Each party hereto shall maintain its own insurance at its own cost.

22.         Confidentiality.  Each party shall retain in strict confidence, and shall cause such party’s representatives to retain in strict confidence all information and data relating to the other party received pursuant to this Agreement, including information regarding its business, employees, development plans, programs, documentation, techniques, trade secrets, systems and know-how (“Confidential Information”) and shall not use such Confidential Information other than in connection with performance of this MSA or, unless otherwise required by law, disclose such information to any third party without the other party’s prior written consent, except for Confidential Information that:

           was in such party’s possession on a non-confidential basis prior to the time of disclosure to such party by the disclosing party or its agents as evidenced by written records;

   was or becomes generally available to the public other than as a result of a disclosure by such party or its representatives; or

   becomes available to such party on a non-confidential basis from a source other than the disclosing party or its agents, provided, that the source of such information is not, to the knowledge of the receiving party, bound by a confidentiality agreement with the disclosing party or, to the receiving party’s knowledge, otherwise prohibited from disclosing the information to the receiving party by a contractual, legal or fiduciary obligation.

In the event that the receiving party or any of its representatives are requested or required by judicial process to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or that the disclosing party waives compliance with the terms hereof, the receiving party may disclose only that portion of the Confidential Information which is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.  The receiving party agrees not to oppose action taken by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

The parties acknowledge that HSPC, in performing the Management Services, will have receive and have access to certain “protected health information,” as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) (45 CFR Part 160-164), and as a result, HSPC will be considered a “business associate” of ANCI, as such term is defined under HIPAA.  Accordingly, HSPC shall execute and be bound by the provisions of the Business Associate Addendum attached hereto as Exhibit E, the terms of which are hereby incorporated herein by reference in their entirety.

The obligations in this Section 22 shall survive any expiration or termination of this MSA for three (3) years after the date of expiration or termination of this MSA.

23.         Benefit and Assignment.  This MSA binds and inures to the benefit of each party hereto and its successors and proper assigns.  Neither party shall be permitted to assign its rights or obligations under this MSA without the prior consent of the other party hereto except as specifically provided hereafter.

24.         Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice, or the next business day after being sent, overnight service, by nationally recognized overnight courier, or upon receipt after being mailed by certified or registered mail (return receipt requested), in each case, postage prepaid, registered or certified mail, or if sent by facsimile, upon mechanical confirmation of successful transmission thereof (only if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, properly addressed to the party entitled to receive such notice at the address stated below:

If to ANCI:	American CareSource Holdings, Inc.
1170 Peachtree Street, N.E., Suite 2350
Atlanta, GA 30309
Attention: Chief Financial Officer

With a copy to:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: James A. Grayer

If to HSPC:	HealthSmart Preferred Care II, L.P.
222 W. Las Colinas Blvd, Suite 600N
Irving, Texas 75039
Attention: Senior Vice President & General Counsel

With a copy to:	Matthew Crowley, Esq.
Crowley Corporate Legal Strategy
15670 Ventura Boulevard, Suite 700
Encino, CA 91436

25.         Counterparts.  This MSA and any exhibits or documents to be delivered pursuant to its terms may be executed in several counterparts and any such executed counterpart shall constitute one MSA, binding on all of the parties hereto.  Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed the same as delivery of an original.  This MSA may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement.

26.         Entire Agreement: Controlling Agreement.  This MSA with the Schedules and Exhibits attached constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this MSA may not be amended, modified or terminated except by written instrument signed by all of the parties hereto.

27.         Governing Law, Disputes.

   27.1         This MSA shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of law principles.

   27.2         Except as set forth in Section 16.5 with respect to the Final Monthly Statement, any dispute, controversy or claim arising out of or relating to this Agreement (other than claims for injunctive or equitable relief, which shall be subject to Section 27), including, but not limited to, the interpretation, breach or termination thereof (including whether the claims asserted are arbitrable), shall be submitted to and finally determined by binding arbitration by a neutral member of the American Arbitration Association mutually appointed by the parties (or in the event the parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of such Association).  The arbitrator shall be instructed to prepare and deliver a written, reasoned opinion stating such arbitrator’s decision within 30 days of the date on which the matter is submitted to the arbitrator.  The decision of the Arbitrators shall be final and non-appealable.  The place of arbitration shall be Dallas, Texas.  The fees and expenses of the arbitrator shall be borne by the non-prevailing party, and otherwise each party shall bear its own costs in any such arbitration.

28.         Mutual Drafting.  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of any Applicable Law or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this MSA or any agreement or instrument executed in connection herewith, and therefore waive their effects.

29.         Costs and Expenses.  Except as expressly otherwise provided in this MSA, each party hereto shall bear its own costs and expenses in connection with this MSA and the transactions contemplated hereby.

30.         Performance.  In the event of a breach by either party of its obligations hereunder, the other party shall have the right, in addition to any other remedies that may be available, to seek to obtain specific performance of the terms of this MSA without the requirement of posting bond, and the breaching party hereby waives the defense that there may be an adequate remedy at law.

31.         Construction of this MSA.  All gender employed in this MSA shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate.  When used in this MSA, the term “including” shall mean “including but not limited to”.

32.         Waiver, Discharge, etc.  This MSA shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative.  The failure of any party to enforce at any time any of the provisions of this MSA shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this MSA or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this MSA shall be held to be a waiver of any other or subsequent breach.

33.         Rights of Person Not Parties.  Nothing contained in this MSA shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

34.         Severability.  Any provision, or distinguishable portion of any provision, of the MSA which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties waive any provision of law that renders a provision hereof prohibited or unenforceable in any respect.

35.         Further Assurances.  Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this MSA and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.

36.         Limited Renegotiation.  The parties intend for the provisions of this MSA (a) to comply with Applicable Law; (b) to be consistent with the terms of all Provider Agreements; and (c) not to cause ANCI to experience or trigger a change in control of the registrant, as such phrase is defined under applicable securities laws.  In the event the parties mutually determine that they were unsuccessful in achieving the three previously mentioned objectives, they shall negotiate in good faith to amend this MSA in the minimum extent necessary to cure such deficiencies without altering the material arrangement set forth herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be executed on the date first set forth above.

ANCI:

AMERICAN CARESOURCE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Its:	Chief Financial Officer

HSPC;

HEALTHSMART PREFERRED CARE II, L.P.,
a Texas limited partnership

By:	/s/ William Dembereckyj
William Dembereckyj
Its:	President, COO and CFO

Schedule A

		2015
Revenue:
ACS Existing Gross Revenues		$21,600
Total revenue		21,600
Provider payments		15,768
Administrative fees		756
Variable margin		5,076
HealthSmart Operational costs	(a)	2,400
HealthSmart Mark-up (20% of Cost)	(b)	480
Net profit (loss)		$2,196

Profit split:
HealthSmart - 35%	(c)	$769
American CareSource - 65%		1,427

Revenue for ANCI		$21,600
Less: Provider Pmts and Admin Fees		(16,524)
Less: HealthSmart mgmt fee (a)+(b)+(c)		(3,649)
Pre-tax Contribution for ANCI		$1,427

Exhibit C

BILL OF SALE AND ASSIGNMENT
AND ASSUMPTION OF LIABILITIES AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES AGREEMENT (this "Agreement") is made and entered into as of October 1, 2014, by and between HealthSmart Preferred Care II, L.P.,  a Texas limited partnership (the "Purchaser") and American Caresource Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, Company has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Company, the assets set forth in Schedule A hereto (the “Assets”) in connection with the transactions contemplated by that certain Management Services Agreement between the parties hereto of even date herewith.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Assignment. Company hereby sells, transfers, assigns, conveys and delivers unto Purchaser and its successors and assigns all right, title and interest in and to the Assets free and clear of all encumbrances.

2.            Lease Assignment and Assumption.  Company hereby transfers, assigns, conveys and delivers unto Purchase and its successors and assigns all rights arising under the office lease described in Schedule B hereto (the “Office Lease”) and Purchaser hereby accepts and assumes from Company and agrees to pay, perform and discharge in accordance with the terms thereof all of Company's duties, liabilities and obligations arising under the Office Lease.  The obligations of the parties set forth in this Section 2 are contingent upon the Company obtaining a written consent to assignment from the landlord that is party to the Office Lease in the form set forth in Exhibit A hereto.

3.            Further Assurances.  In case at any time after the execution of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement, Company will take such further action (including the execution and delivery of all instruments required to effect the transfer of the Assets and such further instruments and documents) as the Purchaser may reasonably request from Company.

4.            Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and assigns.  The parties hereto shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence or carry out the provisions of this Agreement.

5.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflict of laws principles thereunder which would specify the application of the law of another jurisdiction.

6.            Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.            Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile, .pdf or other electronic transmission, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"COMPANY"

AMERICAN CARESOURCE HOLDINGS, INC.,
a Delaware corporation

By:

"PURCHASER"

HEALTHSMART PREFERRED CARE II, L.P.,
A Texas limited partnership

By:
William D. Dembereckyj
President, COO & CFO

SCHEDULE A

Assets

(only list of furniture and assets necessary for operation of network during management services period)

SCHEDULE A

Description of Office Lease

EXHIBIT A

Form of Landlord Consent

Exhibit D

FORM OF
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of _______________, 20__ by and between HealthSmart Preferred Care II, L.P.,  a Texas limited partnership (the “Purchaser”), and American CareSource Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS, the Company desires to sell and the Purchaser desires to purchase substantially all of the assets of the Company related to its provider network (the “Network”) on the terms and conditions set forth herein.

WHEREAS, the Company and the Purchaser are parties to that certain Management Services Agreement, dated as of September __, 2014 (the “MSA”), pursuant to which, the Purchaser performs management services in connection with the operation of the Network;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the Purchaser and the Company agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1         Sale of Assets.  At the Closing (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, the Company agrees to grant, sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser agrees to purchase from the Company, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for the Assumed Liabilities and the Assumed Current Obligations (each, as hereinafter defined), all of the Company’s right, title and interest in and to the Company’s assets listed below which are owned by the Company and necessary to operate the Network (the “Acquired Assets”).  The Acquired Assets shall include all of the Company’s right, title and interest in and to the following:

(a)    All machinery, equipment, parts, tools, fixtures, furniture, office equipment, signage, computer hardware, supplies, motor vehicles (whether owned or leased) and other tangible personal property set forth and described on Schedule 1.1(a) attached hereto and made a part hereof;

(b)    All leases for real property leased by the Company and used in the conduct of its business set forth and described on Schedule 1.1(b) attached hereto and made a part hereof (the “Real Property Leases”);

(c)    The Contracts to which the Company is a party set forth and described on Schedule 1.1(c) attached hereto and made a part hereof (the “Acquired Contracts”);

(d)    With respect to the Network, all business and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports, including, without limitation, financial and other records required by any third party to be maintained by the Company under any contracts being assigned to the Purchaser, sales, advertising, advertising collateral, promotional and marketing information, plans and materials, customer (including prospective customers) lists and data, and equipment, repair, maintenance, service, personnel, payroll, employee benefit, quality control and insurance records, whether written, electronically stored or otherwise recorded, provided, however, the Company shall have the right to retain copies of the foregoing in order to fulfill any compliance requirements related to the foregoing;

(e)    All franchises, approvals, authorizations, orders, registrations, certificates, variances, permits, licenses or consents issued by any governmental agency or body that the Company has to operate the Network, to the extent assignable and necessary for the operation of the Network (collectively, “Permits”);

(f)      All telephone, telecopier, fax and pager numbers and email addresses set forth on Schedule 1.1(f);

(g)    All rights to refunds, all prepaid expenses, deposits, all claims, choses in action, rights of recovery and rights of set-off listed on Schedule 1.1(g) (excluding the Accounts Receivable);

(h)    All intellectual property relating to the Network as described or set forth on Schedule 1.1(h), including, without limitation, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers acquired, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all website content, operating systems and computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all licenses, sublicenses and other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium) (collectively, “Intellectual Property”); and

(i)      All goodwill associated with the Network.

1.2         Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Company is not selling and the Purchaser is not purchasing, the Company’s cash, cash equivalents, tax assets (including the benefit of any net operating losses) and accounts, marketable and other securities, notes and other receivables billed as part of the Company’s normal procedures prior to the Closing Date (the “Accounts Receivable”) and the assets of the Company not set forth on the schedules listed above, including, without limitation, any intellectual property.  It is understood and agreed by the parties hereto that none of the assets used by the Company or any of its subsidiaries or Affiliates in the urgent care business are being sold or otherwise transferred pursuant to the terms hereof.

1.3         Assumption of Liabilities.

   (a)            On and subject to the terms and conditions of this Agreement, the Purchaser agrees to assume and become responsible only for (i) liabilities arising under the Acquired Assets, including the Acquired Contracts, subsequent to the Closing Date, but only to the extent that such liabilities (A) are required to be performed after the Closing Date, (B) were incurred in the ordinary course of business, (C) do not relate to any failure to perform, improper performance, breach, default or violation by the Company on or prior to the Closing,  (D) do not arise out of any cause of action or claim commenced after the Closing Date that arise out of or relate to any occurrence or event that occurred prior to the Closing Date and (E) were not assumed by Purchaser under the MSA (collectively, the “Assumed Liabilities”), and (ii) the liabilities of the Company set forth on Schedule 1.3(a) (the “Assumed Current Obligations”).

   (b)            The Purchaser shall not assume or become responsible for any of the Company’s debts, obligations, liabilities, expenses, taxes, contracts, employee obligations of any kind, or commitments of the Company, whether accrued or unaccrued, absolute or contingent, mature or unmature or otherwise, other than the Assumed Liabilities and Assumed Current Obligations.  Accordingly, the Company shall be responsible and liable for all of its obligations and liabilities not being expressly assumed hereunder.  The Company shall (i) pay, perform and discharge, all retained obligations and liabilities of the Company including without limitation accounts payables promptly when due in accordance with their terms and (ii) cause to be paid at Closing the obligations set forth on Schedule 1.3(b).

1.4         Purchase Price.  The total purchase price to be paid by the Purchaser to the Company for the Acquired Assets shall be (a) $6,500,000 less (b) $___________ (which represents the aggregate amount of “Net Profit” (as defined in the MSA) actually collected and retained by the Company during the term of the MSA) (the “Purchase Price”), and shall be delivered by the Purchaser to the Company by wire transfer of immediately available funds to the account set forth in Schedule 1.4(i) pursuant to the terms set forth in Schedule 1.4.  Purchaser shall separately reimburse the Company for all prepaid amounts as set forth on Schedule 1.4(ii).

1.5         Allocation of Purchase Price.  Each party hereto agrees (a) that the Purchase Price for the Acquired Assets will be allocated for all federal and state tax purposes (including but not limited to, income, excise, sales, use, personal property and transfer taxes, and otherwise) among the Assets in accordance with Schedule 1.5 attached hereto and made a part hereof which is in accordance with Section 1060 of the Internal Revenue Code, (b) to file separately a Federal Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs, and (c) that no party hereto will take a position on any tax returns or filings with any governmental or regulatory authority charged with the collection of taxes or having jurisdiction over the transaction contemplated hereunder or in any judicial proceeding, that is in any manner inconsistent with the terms of the allocation set forth on Schedule 1.5.

1.6         Subordination. The Company shall execute and deliver to the Purchaser a subordination agreement substantially in the form attached hereto as Exhibit A (the “Subordination Agreement”) by and among (i) the agent representing a syndicate providing senior debt to the Purchaser or its affiliates and subsidiaries in any form, (ii) HealthSmart Holdings, Inc., (iii) the Purchaser, and (iv) the Company. The rights of the Company to the Monthly Payments described in Schedule 1.4 are subject to the terms and conditions of any such Subordination Agreement. Payment of any amount to the Company hereunder is expressly subordinate to the prior payment of the Lender Obligations (as defined in the Subordination Agreement), but only to the extent such subordination is required by, and subject to the terms and conditions of, the Subordination Agreement.

ARTICLE 2
CLOSING; TERMINATION

2.1         Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on _______________, 20__ as of 12:01 a.m., Central Standard Time (provided that the conditions in Article 7 are satisfied or waived by the applicable party as of such date and time), or such other date, time and place as the parties shall mutually agree; such date on which the Closing occurs being referred to herein as the “Closing Date.”  The Closing may be accomplished by telecopy or other electronic transmission exchange of signature pages or in such other manner or at such place as the parties hereto may agree.

2.2         Deliveries at Closing.  At the Closing:

(a)            Deliveries by the Company. The Company shall deliver, or cause to be delivered, to the Purchaser the following:

(i)            a bill of sale and assignment and assumption agreement in the form attached as Exhibit A (the “Assignment and Assumption Agreement”) and such other assignments, certificates and other appropriate documents of transfer reasonably necessary to transfer the Acquired Assets to the Purchaser;

(ii)          copies of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware, and the By-laws of the Company, certified by an officer of the Company;

(iii)         a certificate of good standing or other similar evidence with respect to the Company as of a recent date; and

(iv)        such other documents as the Purchaser may reasonably request and that are reasonably necessary to effectuate the transaction contemplated under this Agreement.

(b)            Delivery of Documents and Purchase Price by Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company the following:

(i)            the Purchase Price in accordance with Section 1.4 hereof; and

(ii)          the Assignment and Assumption Agreement executed by the Purchaser

(iii)        such other documents as the Company may reasonably request that are reasonably necessary to effectuate the transaction contemplated under this Agreement.

2.3         Termination.  This Agreement may be terminated by the Company or the Purchaser by delivery to each party of specific and reasonably detailed written notice setting forth the basis for the termination, including, as applicable, details of the conditions which have not been satisfied, to all other parties at any time prior to the applicable date set forth below as follows:

   (a)            by the mutual written consent of the Company and the Purchaser at any time.

   (b)            by the Purchaser on or before Closing if the Closing has not occurred on or before _____________, 20__, due solely to the fact that the conditions set forth in Section 7.1, and Section 7.2 hereof have not been fulfilled; or

   (c)            by the Company if the Closing has not occurred on or before _____________, 20__, due solely to the fact that the conditions set forth in Section 7.1 and Section 7.3 hereof have not been fulfilled.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Disclosure Schedules (as defined in Section 8.1 hereof), the Company represents and warrants to the Purchaser that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

3.1         Organization; Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing or with active status under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation or default of any of the provisions of the Company’s certificate of incorporation or bylaws. The Company is duly qualified or licensed to conduct business and is in good standing or with active status as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing or with active status, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document (as defined in Section 8.1 hereof), (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform, in any material respect on a timely basis, its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) “); provided, that it shall not be a Material Adverse Effect if such effect is based on (x) economic factors affecting the national or world economy or acts or war or terrorism; (y) changes in laws, rules or regulations that are not known to the Company as of the date of this Agreement; and (z) changes in generally acceptable accounting practices and no Legal Proceeding (as defined in Section 8.1 hereof) has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.2         Authorization of Agreement: Enforceability.  Subject to any shareholder approval and any other matter set forth on Schedule 3.3 (all of which will have been obtained prior to Closing), the Company has obtained all necessary corporate approvals to enter into this Agreement and consummate the transactions contemplated hereby and (a) the Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement, and to perform fully its respective obligations hereunder and thereunder; (b) the execution, delivery and performance by the Company of this Agreement and the Transaction Documents has been duly authorized by all necessary action on the part of the Company; and (c) upon execution and delivery by the Company, this Agreement and each of the applicable Transaction Documents will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3         No Conflict; Consents of Third Parties. None of the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will: (a) conflict with, or result in the breach of, any provision of the articles of incorporation or bylaws of the Company, (b) except as set forth on Schedule 3.3(b), conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any contract, agreement, permit, order or other written instrument to which the Company is a party or by which the Company, or by which any of the Acquired Assets, is bound; (c) subject to any shareholder approval and any other regulatory requirement, constitute a violation of any Law applicable to the Company, or any of the Acquired Assets, (d) constitute a violation of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Network, or (e) result in the creation of any Lien upon the Acquired Assets. Except as set forth on Schedule 3.3(d), no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof.

3.4         Title to Assets. Except as set forth on Schedule 3.4, the Company has good, valid and marketable title to all of the Acquired Assets, free and clear of any Liens or restrictions on transfer, except liens for current taxes, assessments or governmental charges not yet due as to which sufficient reserves have been created.  Except as set forth on Schedule 3.4, the Acquired Assets constitute all of the assets necessary to operate the Network as it is currently conducted in the ordinary course.

3.5         Financial Statements.  The Company’s financial statements as set forth in all filings made with the Securities and Exchange Commission, including without limitation those made using Forms 10-Q, 10-K and 8-K were true and correct, in all material respects, at the time such filings were made.

3.6         Absence of Changes.  Since the date of its last public filing, the Company has conducted the portion of its business related to the Network in the ordinary course consistent with past practices and has used commercially reasonable efforts to preserve intact its business organizations, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and others having business relationships with the Network.  Except for the transactions contemplated by this Agreement and as disclosed in Schedule 3.6 or the Company Financial Statements, since the date of its last public filing, the Company has not, solely with respect to the Network:

   (a)            suffered any Material Adverse Effect nor, has any event occurred which could reasonably be expected to result in any Material Adverse Effect; or

   (b)           suffered any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the business, operations (present or prospective), assets, properties, liabilities or condition (financial or otherwise) of the Company;

   (c)            made any sale, assignment, lease or other transfer of any of its assets or properties other than sales of obsolete assets no longer used in the operation of its business or other assets sold or disposed of in the normal and usual course of business with suitable replacements being obtained therefor;

   (d)            made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of the Company, other than for reimbursement of expenses in the ordinary course of business consistent with past practices;

(e)            created, incurred, assumed or guaranteed any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), or mortgaged, pledged or subjected any of its assets to any Lien;

   (f)            suffered any material write-down of the value of any Acquired Assets or any material write-offs as uncollectible of any accounts receivable;

   (g)           made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound, or canceled, modified or waived any debts or claims held by it or waived any rights of substantial value (other than a termination of a Contract at the end of its stated term);

   (h)            transferred or granted any rights under any Contracts or Proprietary Rights (as defined in Section 3.12(a) hereof) used by the Company in its business;

   (i)              lost any customer from the previous fiscal quarter, or been notified that any customer from the previous fiscal quarter has any intent to terminate its business or any Contract with the Company;

   (j)             changed any of the material accounting principles followed by it or the methods of applying such principles;

   (k)            entered into any material transaction other than in the ordinary course of business consistent with past practice; or

   (l)             agreed, whether or not in writing, to do any of the foregoing.

3.7         Taxes. Except as disclosed in Schedule 3.7:

(a)    The Company has properly and timely filed all Tax Returns (as defined in Section 8.1) required to be filed by or on behalf of the Company in the manner prescribed by applicable Law.  All such Tax Returns are complete and correct in all material respects.  No Tax Returns have been amended.  All Taxes (as defined in Section 8.1) payable by or due from the Company (whether or not shown on any Tax Return) have been paid, and the Company has not requested any extensions of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests (as defined in Section 8.1) on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)    No Tax Return of the Company is or has ever been under audit or examination by any Taxing Authority (as defined in Section 8.1), and the Company has not received any written notice of intent to commence any examination, audit or inquiry of any such Tax Return from any Taxing Authority.  The Company does not expect any Taxing Authority to assess any additional Taxes for any period for which Tax Returns were filed.  There is no notice of any dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which the Company has knowledge based on contact with any agent of such Taxing Authority.

(c)    The Company has not entered into an agreement having the effect of extending the period of assessment or collection of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    There are no liens or encumbrances on the assets of the Company relating to or attributable to Taxes other than liens or encumbrances for Taxes and assessments not yet due and payable.  The Company has no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien on the Acquired Assets.

3.8         Tangible Assets; Personal Property Leases.

   (a)            Schedule 3.8(a) sets forth all leases of personal property to which the Company is a party (and which related to the Network) and by which the Acquired Assets are bound (“Personal Property Leases”). The Company has provided to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

   (b)            Each of the Personal Property Leases is in full force and effect and is valid, binding and enforceable against each in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity), and there is no default under any Personal Property Lease by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company thereunder and, to the knowledge of the Company, no previous or current party to any such Personal Property Lease has given notice of or made a claim with respect to any breach or default thereunder.

   (c)            With respect to those Personal Property Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

   (d)            The Company has good, legal and marketable title to all of the material items of tangible personal property owned by it, free and clear of any and all Liens, except for Liens incurred in the ordinary course of business which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.9         Intellectual Property.

   (a)            “Proprietary Rights” shall mean any and all of the following which have been or are used, and/or owned by, and/or issued or licensed to the Company for use in the operation of the Network, along with all income, royalties, damages and payments due or payable after the Closing, including, without limitation, damages and payments for infringements or misappropriations thereof, the right to sue and recover for infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; (ii) design registrations and applications; (iii) trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith; (iv) copyrights registered or unregistered and copyrightable works; (v) mask works; (vi) all Internet websites, URLs and domain names, and all registrations, applications, and renewals for any of the foregoing; (vii) trade secrets and confidential information; (viii) computer software and software systems; (ix) other proprietary and intellectual property rights, licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

   (b)            Schedule 3.9 sets forth a complete and correct list of all of the Proprietary Rights, including, without limitation, (i) all of the Company’s patents, trademark and service mark registrations, copyright registrations and other registered Proprietary Rights as well as all pending applications therefor; (ii) all corporate names, trade names and unregistered trademarks and service marks used by the Company (to the extent not reflected on other schedules attached hereto) as its own marks; (iii) all unregistered copyrightable works authorized by the Company, mask works, and material computer software owned or licensed by the Company (other than commercial software products generally available to consumers); (iv) all of the URLs used in connection with the Network business; and (v) all licenses or similar agreements to which the Company is or just prior to Closing was a party either as licensee or licensor for the Proprietary Rights, in each case identifying the subject Proprietary Rights.  To the Company’s knowledge, the Proprietary Rights are not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise.  The Proprietary Rights comprise all intellectual property rights which are currently being used by the Company and which are necessary for the operation of the Network.  All of the Proprietary Rights are owned by, or properly assigned or licensed to, the Company, or use thereof is otherwise authorized, except to the extent the failure to be so owned, assigned, licensed or otherwise authorized could not reasonably be expected to, individually or in the aggregate, cause a Material Adverse Effect.

   (c)            The Company owns and possesses all right, title and interest, free and clear of all Liens (other than Liens to be released at Closing), in and to, and, has a valid and enforceable right to, each of the Proprietary Rights listed as “owned” on Schedule 3.9, and, to the Company’s knowledge, (i) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or is threatened.  With respect to each item of Proprietary Rights that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission, including without limitation the Proprietary Rights listed as “licensed” on Schedule 3.9, the license, sublicense, agreement or permission covering the Proprietary Right is legal, valid, binding, enforceable and in full force and effect and is not terminable by anyone other than the Company; (ii) to the Company’s knowledge, no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

   (d)            The Company has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights including, without limitation, any demand or request by the Company that such third party license any of the Proprietary Rights from the Company or to the Company.  The Company has not infringed, misappropriated or otherwise conflicted with any rights, including intellectual property rights, of any third parties, and the Company is not aware of any infringement, misappropriation or conflict by the Company of any third-party patent, trademark, copyright or other intellectual property right, or of any such infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Network, as currently conducted or to conduct the Network as presently conducted, and there is no demand or request from a third party that the Company take a license under any intellectual property right.

   (e)            The Company’s rights in or to any Proprietary Right used by it in connection with the Network shall not be adversely affected by the execution or delivery of this Agreement by the Company or by the full performance by the Company of any of its obligations hereunder.

3.10       Material Contracts

   (a)           Schedule 3.10(a) contains an accurate and complete list (and with respect to any oral Contracts, a written description) of all of the following Contracts  related to the operation of the Network or the Acquired Assets and to which the Company is a party or by which it is bound:  (i) all Contracts for ancillary network access and provider agreements to which the Company is a party; (ii) Contracts that are material to the condition (financial or otherwise), operations, assets or business related to the operation of the Network; (iii) Contracts that are not made in the ordinary course of business, or involving a commitment or payment in excess of $10,000 or otherwise material to the Network; (iii) Contracts granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any Acquired Assets (except in the ordinary course of business); (iv) mortgages, pledges, conditional sales, contracts, security agreements, factoring agreements or other similar Contracts with respect to any Acquired Asset; (v) loan agreements, credit agreements, promissory notes, guarantees, subordination agreements, letters of credit or any other similar type of Contracts covering any Acquired Asset; (vi) Contracts with any Governmental Body; (vii) Contracts relating to the operation of the Network that provide for a discount other than in the ordinary course of business and consistent with past practices; (viii) Contracts that limit the freedom of the Network to compete in any line of business in any geographic area; (ix) Contracts that grant intellectual property, development or franchise rights to third parties effecting the Acquired Assets; or (x) binding commitments or agreements to enter into any of the foregoing.  The Company has provided to the Purchaser true, correct and complete copies of all of the Contracts being acquired pursuant to this Agreement, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

   (b)           Each of the Contracts listed on Schedule 3.10(a) is legal valid and binding, is in full force and effect, and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity), and there is no default under any Contract by the Company or, to the Company’s knowledge, by any other party thereto except where such unenforceability or default could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and to the Company’s knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder except where such default could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth on Schedule 3.10(b), no previous or current party to any Contract has given notice to the Company of, or made a claim with respect to, any breach or default thereunder. Except as set forth on Schedule 3.10(b), the Company has not made a claim against the other party to any Contract with the Company with respect to any breach or default under any Contract. The Company has maintained all financial and other records required by any third party to be maintained by the Company under any Contracts.

   (c)            With respect to the Contracts listed on Schedule 3.10(a) being acquired pursuant to this Agreement that were assigned to the Company by a third party, all necessary consents to such assignment have been obtained or will be obtained prior to Closing.

3.11      Litigation. The Company has not received notice of any Legal Proceedings pending or, to the knowledge of the Company, threatened that question the validity of this Agreement or the Transaction Documents or any action taken or to be taken by in connection with the consummation of the transactions contemplated hereby or thereby. Schedule 3.11 sets forth a true, correct and complete list of all Legal Proceedings the Company has received notice of pending against or affecting the Network or the Acquired Assets at Law or in equity. The Company has not received notice of any outstanding or, to the knowledge of the Company, threatened Order of any Governmental Body against, affecting or naming the Company with respect to the Network or affecting any of the Acquired Assets.

3.12      Compliance with Laws; Permits.

   (a)            Except as set forth on Schedule 3.12(a), the Company is, and at all times has been, in compliance with all Laws and Orders promulgated by any Governmental Body (as defined in Section 8.1 hereto) applicable to the Company with respect to the conduct of the Network and the Acquired Assets, except where the failure to be in such compliance would not, individually or in the aggregate, cause a Material Adverse Effect. Except as set forth on Schedule 3.12(a), the Company has not received or knows of the issuance of, any notices of violation or alleged violation by the Company of any such Law or Order by any Governmental Body in connection with the Network.

   (b)            Except as set forth on Schedule 3.12(b), the Company has obtained all Permits necessary for the conduct of the Network as currently conducted except where the failure to acquire such Permit would not cause a Material Adverse Effect. Except as set forth on Schedule 3.12(b), the Company has not received any notice from any source to the effect that there is lacking any such Permit required in connection with such current operations. The Company has made all required filings with Governmental Bodies, except where the failure to make such filings would not, individually or in the aggregate, cause a Material Adverse Effect. The Company is not in default, or has received any notice of any claim of default, with respect to any such Permit.

3.13      Environmental Matters.

   (a)            The operations of the Company in connection with the Network were, as of the effective date of the MSA, in material compliance with all Environmental Laws, and the Company has not received any notice of any liability arising under, any Environmental Laws applicable to the operation of the Network.  The Company is not subject to any Legal Proceeding alleging the violation of any Environmental Law or arising from or relating to any Environmental Matter.  To the knowledge of the Company, the Company has not received (nor has there been issued) any written communication, whether from a Governmental Body, citizens’ group, employee or any other Person, that alleges that the Company is not in compliance with any Environmental Law in connection with the Network.

   (b)            The Company has not, in connection with the Network, stored, generated, transported, handled, treated, disposed, produced, processed, used or Released any Hazardous Materials, except in compliance with all applicable Environmental Law. The Company has not agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law.

3.14       Restrictions.  The Company is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or agreement, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts the business operations, assets, properties, or condition (financial or otherwise) of the Company in connection with the Network.

3.15      Financial Advisors.  No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of the Company or under its respective authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

3.16      Insurance. The Company, in connection with the Network, carries property, casualty, liability, workers compensation coverage and such other types of insurance pursuant to insurance policies listed and briefly described on Schedule 3.17, including information regarding the name of the insurance company, the coverage limits and deductibles under each insurance policy, and whether the policies are claims made or occurrence based policies.  All of the insurance policies are legal, valid, binding, enforceable and in full force and effect.  All insurance policies shall be maintained in full force and effect without interruption up to and including the Closing Date. The Company has not received notice of any pending or, to the knowledge of the Company, threatened termination, premium increase or retroactive premium increase with respect thereto, and the Company is in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods.  There are no pending material claims against current or prior insurance by the Company as to which insurers have denied liability, there exists no material claim under current or prior insurance that has not been properly filed by a given Company.  All pending claims have been filed by the Company under their respective insurance policies.

3.17      Solvency.  The Company is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Company’s assets, at a fair valuation, exceed its liabilities, and the Company is able, and will continue to be able after the Closing, to meet its debts as they mature and will not become insolvent as a result of this transaction. After the Closing of this Agreement, the Company will have sufficient capital and property remaining to continue to conduct the operations of the Company in which the Company will thereafter be engaged, if any, or wind down its operations in an orderly manner. As of the date of this Agreement and at Closing, the Company shall have paid and will pay its debts as they become due.

3.18      Bulk Sales Compliance.  No action is required in connection with the transactions contemplated by this Agreement in order to comply with the provisions of any applicable bulk transfer law (the “Bulk Sales Law”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1         Organization.   The Purchaser is a limited partnership duly formed, validly existing and in good standing or with active status under the Laws of the State of Texas, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Purchaser is not in violation or default of any of the provisions of the Purchaser’s formation documents or partnership agreement. The Purchaser is duly qualified or licensed to conduct business and is in good standing or with active status as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing or with active status, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Purchaser, taken as a whole, or (iii) a material adverse effect on the Purchaser’s ability to perform, in any material respect on a timely basis, its obligations under any Transaction Document and no Legal Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2         Authorization of Agreement: Enforceability.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which the Purchaser may be a party have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each of the Transaction Documents have been duly and validly executed and delivered by the Purchaser and this Agreement and each of the Transaction Documents constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3         No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby will violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which the Purchaser is subject, except where such violation would not have a material adverse effect on the financial condition of the Purchaser, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser, (iii) the Purchaser’s articles of incorporation or bylaws, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Purchaser is a party or by which the Purchaser is otherwise bound.  No authorization, approval or consent of, and no filing with, any Person or governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser, other than (i) compliance with any applicable requirements of the Act and (ii) compliance with any applicable state securities laws.

4.4         Financial Advisors. No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of the Purchaser or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

4.5         Ability to Financially Perform.  The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchaser is able, and expects to continue to be able after the Closing, to meet its debts as they mature and will not become insolvent as a result of this transaction. After the Closing of this Agreement, the Purchaser will have sufficient capital and property remaining to continue to conduct the operations of the Purchaser in which the Purchaser will thereafter be engaged.

ARTICLE 5
FURTHER AGREEMENTS OF THE PARTIES

5.1          Access to Information. Until the Closing, the Purchaser shall be entitled, upon reasonable notice, to full and free access to the properties, offices, facilities, officers, employees, customers and independent auditors of the Company and such examination of the books, records and financial condition of the Network including all financial, legal, technical and operating data as it reasonably requests and to make extracts and copies of such books and records. Any such access and examination shall be conducted during regular business hours, under accompaniment by a Company Representative and under reasonable circumstances without unreasonable interference with the Company’s normal business operations.  The Company and its employees shall cooperate fully therein. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination of the affairs of the Company as may be reasonably requested, the Company shall cause its Representatives to take commercially reasonable measures to cooperate with the Representatives of the Purchaser in connection with such review and examination. The Purchaser shall agree to maintain the confidentiality of information obtained as a result of the exercise of its rights granted under this Section 5.1.

5.2         Confidentiality. The parties acknowledge that they are bound by that certain Mutual Confidentiality and Nondisclosure Agreement, dated August 15, 2013 (the “NDA”), which NDA remains in full force and effect. In addition, none of the parties hereto will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties, and each of the parties hereto shall prepare and issue a joint press release upon the Closing; provided, that in no event shall the Company be restricted from making any public disclosure to the extent it believes such disclosure is required by applicable law, rule or regulation, including any regulation by any self-regulatory authority.

5.3         Restrictive Covenants.

   (a)            Non-Competition Covenant.   As part of the consideration hereof and as a material inducement for the Purchaser to enter into this Agreement and more effectively to protect the value and goodwill of the Acquired Assets of the Company acquired by the Purchaser, the Company covenants and agrees that, during the period commencing on the Closing Date and ending on the date which is four (4) years after the Closing Date (the “Restricted Period”), it shall not, except on behalf of the Purchaser pursuant to the terms and conditions of an agreement with the Purchaser, directly or indirectly, engage in, own an interest in, operate, join, control, or participate in, including as an officer, director, employee, advisor, consultant, agent, partner, proprietor or otherwise, any business activity which is the same or substantially the same as, or which performs any substantial part of, the Network, in any state in which the Network operates.

   (b)            Non-Solicitation Covenant.  The Company further covenants and agrees that, during the Restricted Period, they shall not, except on behalf of the Purchaser pursuant to the terms and conditions of an agreement with the Purchaser, directly or indirectly:

(i)            recruit, attempt to recruit or hire any employee or independent contractor of the Purchaser or full-time consultant of the Purchaser for the purposes of hiring or retaining such employee, independent contractor or consultant (provided, however, that the generalized, non-targeted searches for employees through the publication of an advertisement or other public announcement shall not be deemed a recruiting effort, enticement, solicitation, or inducement or employment in violation of this section);

(ii)          solicit, contact, call upon, communicate with or attempt to communicate with any client, customer or vendor of the Purchaser (including any client, customer or vendor that is a party to any of the Acquired Contracts), to cease doing business with the Purchaser, to enter into a contract or arrangement with any competitor of the Purchaser, or in any way interfere with its relationship with the Purchaser.

                             (c)            The Company acknowledges that the covenants in this Section 5.3 are a reasonable protection of the goodwill of the businesses being acquired by the Purchaser.  The parties acknowledge and agree that the restrictions contained in this Section 5.3 are reasonable (including as to scope, time and area), not unduly restrictive, supported by adequate consideration, and any violation of these restrictions would cause immediate and irreparable injury to the Purchaser for which there would be no adequate monetary damages.  In addition, the parties acknowledge and agree that the restrictions contained in this Section 5.3 are essential elements of this Agreement, and that but for these restrictions, the Purchaser would not have agreed to enter into this Agreement and the transactions contemplated hereby, and the Company agree not to challenge the validity or importance of such restrictions.  In the event of a breach or a threatened breach by the Company of such restrictions, the Company acknowledges and agrees that the Purchaser shall be entitled to an injunction restraining a breaching party from such breach or threatened breach without the requirement of posting bond, in addition to any other remedy to which the Purchaser may be entitled at law or in equity. If any court determines that any provision of this Section 5.3 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such portion of such provision until, in such reduced form, and such provision shall be enforceable.  It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 5.3 in the jurisdiction of the court that has made the adjudication.

5.4         Company Employees and Plans. The parties acknowledge and agree that it is not the intention of the parties that any contracts of employment of any employee of the Company on Closing shall be assumed by the Purchaser as a result of this transaction except as expressly provided herein.

5.5         Cooperation on Tax Matters.

   (a)            The parties hereto shall reasonably cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including the Tax Returns of Affiliates and any amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, in each case including reasonably making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary in connection therewith.  Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except:  (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

   (b)            Notwithstanding the provisions of Section 5.5(a), and in addition to all other obligations imposed by this Section 5.5:  (i) the parties agree to give the other party reasonable written notice prior to transferring, destroying or discarding any files and records with respect to any Tax matters in which the parties must cooperate pursuant to Section 5.5(a) and, if the other party so requests, shall allow the other party to take possession of such files and records; and (ii) the Company shall retain all such files and records of the Company until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of the Company or its Affiliates.

5.6         Payments Relating to Acquired Assets.  In the event that, following the Closing, either party receives any payments properly due to the other party in respect of the Acquired Assets or the Excluded Assets, as applicable, the receiving party shall immediately cause such amounts to be endorsed and transferred to the proper party.

5.7         Tail Insurance.  With respect to any insurance policies of the Company that are “claims made” policies, the Company shall maintain tail insurance coverage for a period of not less than twelve months.

5.8         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be split 50%-50% by each of the Company and the Purchaser.  The Company shall procure the filing of all necessary documentation relating to such Transfer Taxes and the parties shall cause members of their respective groups to sign any such documentation (except that a party shall not be required to sign any document which it reasonably considers not to be accurate and correct in all material respects).  To the extent that any Transfer Taxes are required to be remitted to any tax authority, the Company shall discharge such obligation and the portion of any such Transfer Tax owed by Purchaser pursuant hereto shall be remitted to the Company within 5 business days of the Company submitting a written invoice of such amount owed by the Purchaser to the Purchaser.

ARTICLE 6
INDEMNIFICATION

6.1         Survival. All representations, warranties and agreements contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification hereunder with respect to such representations and warranties, shall survive the Closing Date for a period of twenty-four (24) months provided, that (i) the representations and warranties contained in Sections 3.8, 3.13 and 3.16 shall survive for the applicable statute of limitations periods, and (ii) the representations and warranties contained in Sections 3.1, 3.2 and 3.4, 4.1 and 4.2 shall survive indefinitely.  In the event written notice of any claim for indemnification shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

6.2          Indemnification.

   (a)            From and after the Closing, the Company shall defend, reimburse, indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Purchaser Indemnified Party”) for and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, deficiencies, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) (hereinafter a “Loss”) suffered or incurred by any Purchaser Indemnified Party, to the extent arising out of or resulting from:

(i)            any breach by the Company of its representations, warranties, or covenants set forth in this Agreement, or

(ii)           the breach or nonfulfillment of any agreement or covenant by the Company contained in this Agreement, or

(iii)         any misrepresentation in or omission from any closing certificate furnished to the Company in connection with the performance hereof, or

(iv)         the Company or the Network on or before the Closing Date.

   (b)            From and after the Closing, the Purchaser shall defend, reimburse, indemnify and hold harmless the Company and its Affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns (each a “Company Indemnified Party”) for and against any and all Losses, arising out of or resulting from:

(i)            the breach of any representation or warranty made by the Purchaser contained in this Agreement, or

(ii)           the breach or nonfulfillment of any agreement or covenant by the Purchaser contained in this Agreement, or

(iii)         any misrepresentation in or omission from any closing certificate furnished to the Company in connection with the performance hereof, or

(iv)         any of the Assumed Liabilities and Assumed Current Obligations expressly assumed by the Purchaser hereunder.

   (c)            For all purposes of this Section 6, “Losses” shall be net of any insurance or other recoveries payable to the Indemnified Party (as defined below) or its Affiliates in connection with the facts giving rise to the right of indemnification.

6.3         Notice of Loss; Third Party Claims.

   (a)            If a Purchaser Indemnified Party or a Company Indemnified Party (an “Indemnified Party”) believes that a matter has occurred that entitles it to indemnification (other than matters covered by Section 6.3(b)), the Indemnified Party shall give prompt written notice to the Indemnifying Party describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its Losses and to supplement its claim from time to time thereafter by further notices as they are established. The Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position with respect thereto in reasonable detail (an “Objection Notice”). If such Indemnifying Party does not respond within such thirty (30) day period, it will be deemed to have accepted the Indemnified Party’s indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely Objection Notice, then the parties will negotiate in good faith to attempt to resolve the dispute. Upon the expiration of an additional thirty (30) day period from the date of the Objection Notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Dallas, Texas to a member of the American Arbitration Association mutually appointed by the Indemnified and Indemnifying Parties (or, in the event the Indemnified and Indemnifying Parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such Disputed Items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration may, as determined by the arbitrator or arbitrators in his, her or their discretion, recover from, and have paid by, the other party hereto, all fees and disbursements of such arbitrator or arbitrators and reasonable attorney’s fees, costs and expenses incurred by the prevailing party in such arbitration.

   (b)            If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 6, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6 except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Section 6. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty (20) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnified Party or the Indemnifying Party, and neither party shall admit to any criminal liability with respect to any such Third Party Claim, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

6.4         Limitation on Liability.

(a)	The maximum amount of Losses for which the Company shall be liable under this Agreement shall not exceed greater of: (i) Two Million Dollars ($2,000,000.00) or (ii) the Purchase Price; provided further, that such limitations in this Section 6.4 shall not be applicable to any indemnification obligations pursuant to Sections 3.1, 3.2, 3.4 or if the matter involves an intentional breach or fraud by the Company, in which event the Company shall be liable for all Losses up to the amount of the Purchase Price.

(b)	Neither of the Parties shall be liable for any Losses suffered by the other party arising out of the breaches of the representations and warranties of the parties herein, unless the aggregate amount of such Damages suffered by the Indemnified Party exceeds Forty Thousand Dollars ($40,000) (the “Basket Amount”), in which case indemnification shall be made for all amounts, including the Basket Amount.

   6.5         Knowledge of Matters. No claim for indemnity for a breach of a particular representation, warranty or covenant shall be made by Purchaser after the Closing if:

   (a)            The Purchaser was instructed to take an action by the Oversight Committee (as defined in the MSA);

   (b)            The Purchaser’s representative on the Oversight Committee voted in favor of such instruction from the Oversight Committee; and

   (c)            The action was directly responsible for such breach.

   For the sake of clarity, if the closing condition in Section 7.2(f) is met or waived in whole or in part by the Purchaser, the Purchaser shall not make any indemnification claim under Article 6 or otherwise pursue a damage claim against the Company related to any matter disclosed in the Disclosure Schedule.

ARTICLE 7
CONDITIONS TO CLOSING

7.1         Mutual Conditions to Closing. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to Closing, of each of the following conditions:

   (a)            No Proceeding or Litigation. No Legal Proceeding or Orders shall have been commenced or issued by or before any Governmental Body against any of the parties hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of each party, is likely to render it impossible or unlawful to consummate such transactions.

   (b)            Shareholder Approval.  If required by applicable law, rule or regulation, the Company shall obtained the requisite approval of its shareholders prior to the consummation of the transactions contemplated hereby; provided that, until revenue from the Company’s non-network business segments exceeds $40,000,000, the Company will seek shareholder approval prior to the consummation of the transactions contemplated hereby regardless of whether such shareholder is approval is required by law, rule or regulation.

7.2         Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

   (a)            Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be performed by or complied with by the Company at or before the Closing shall have been performed and complied with in all material respects.

   (b)            Consents and Approvals. The authorizations, consents, orders and approvals set forth on Schedule 7.2 shall have been obtained by the Company.

   (c)            No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have a Material Adverse Effect other than as a result of: (i) changes adversely affecting the United States economy, (ii) changes adversely affecting the industry in which the Network operates, (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) changes in laws, (v) changes in accounting principles other than by the Company, or (vi) acts of war or terrorism.

   (d)            Certificate.  The Company shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Sections 7.2(b) – (c) is satisfied in all respects.

   (e)            Closing Deliveries.  The Company shall have delivered the documents required in accordance with Section 2.2(a).

   (f)             Disclosure Schedules.  The Company shall have delivered all Disclosure Schedules in a form reasonably acceptable to the Purchaser.

7.3         Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

   (a)            Representations. Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects.

   (b)            Certificate.  The Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.3(a) and (c) is satisfied in all respects.

   (c)            Consents and Approvals.  The authorizations, consents, orders and approvals set forth on Schedule 7.3 shall have been obtained by the Company, including shareholder approval, if required, and any other required regulatory approval.

   (d)            Closing Deliveries.  The Purchaser shall have delivered the documents and the Purchase Price required in accordance with Section 2.2(b).

ARTICLE 8
MISCELLANEOUS

8.1         Certain Definitions.

   “Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

   “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       “Contract(s)” means any material contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

   “Disclosure Schedules” means all of the disclosure schedules in Article 3 of this Agreement.

   “Environmental Law” means any Law concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and Employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (33 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto, and any and all treaties, conventions and environmental public and employee health and safety statutes and regulations or analogous requirements of non-United States jurisdictions in which the Company conducts any business.

   “Environmental Matters” means any matter arising out of or relating to the production, storage, transportation, disposal or Release of any Hazardous Material or otherwise arising out of or relating to safety, health or the environment which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remedying any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged personal injury, property damage or damage to natural resources under common Law or other Environmental Law.

       “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

   “Hazardous Materials” means any substance, material or waste which is regulated by any local, state or federal Governmental Body in the jurisdiction in which the Company conducts business, or the United States, including, without limitation, any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste,” “subject waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including but not limited to, petroleum products, asbestos, radon and polychlorinated biphenyls.

    ““IRS” means the Internal Revenue Service.

   “Knowledge” means the facts and circumstances that are actually known by the Chief Executive Officer or the Chief Financial Officer of the Company.

   “Law” means any applicable federal, national, supranational, foreign, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

   “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

   “Lien” means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

   “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

   “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

       “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater, or property.

   ““Representatives” of a Person means its officers, employees, agents, legal and financial advisors and accountants.

   “Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (i) mechanic’s materialmen’s and similar liens, (ii) liens for Taxes not yet due and payable, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

   “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, parking, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

   “Taxing Authority” means any Federal, state, county, municipal or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect to Taxes.

   “Tax Return” means any return declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   “Transaction Documents” means this Agreement, the related bill of sale, the Assignment and Assumption Agreement and any ancillary agreements contemplated hereby and thereby.

8.2         Expenses. Each party shall pay their own fees and expenses incurred in connection with this transaction, including legal expenses and out-of pocket expenses; provided, however, that the Company and the Purchaser shall split 50%-50% any sales, use or other transfer taxes assessed on the Transaction.

8.3         Default; Remedies.  Subject to any rights to cure expressly provided herein, if the transactions contemplated hereunder are not closed solely due to a party’s default hereunder, the non-defaulting party may only either: (i) terminate this Agreement and recover from the defaulting party the non-defaulting party’s actual, out-of-pocket, third party costs and expenses incurred by the non-defaulting party in connection with this transaction, whereupon the parties hereto shall have no further rights or obligations under this Agreement, except for such rights and obligations that, by the express terms hereof, survive any termination hereof; or (ii) bring an action for specific performance of this Agreement.

8.3         Further Assurances. The parties agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

8.4         Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company and the Purchaser and any such amendment or waiver shall be binding on all parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a. waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

8.5         Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

8.6         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to the principles of conflict of laws thereunder which would specify the application of the Law of another jurisdiction.

8.7         Headings; Interpretive Matters.   The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

8.8         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) mailed by certified mail, return receipt requested, (iii) mailed by a nationally recognized overnight courier service (postage prepaid), or (iv) delivered by facsimile (with a copy (which shall not constitute notice) sent via another approved method identified in this Section 8.8), to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:	American CareSource Holdings, Inc.
1170 Peachtree Street, N.E., Suite 2350
Atlanta, GA 30309
Attention: Chief Financial Officer

With a copy to:	Kramer Levin Naftalis & Frankel LLP.
1177 Avenue of the Americas
New York, NY 10036
Attention: James A. Grayer, Esq

If to Purchaser:	HealthSmart Preferred Care II, L.P.
222 W. Las Colinas Blvd, Suite 600N
Irving, Texas 75039
Attention: Senior Vice President & General Counsel

With a copy to:	Matthew Crowley, Esq.
Crowley Corporate Legal Strategy
15670 Ventura Boulevard, Suite 700
Encino, CA 91436

All notices are effective upon receipt or upon refusal if properly delivered.

8.9         Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

8.10      Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (as permitted in accordance with the terms of this Agreement). Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or the Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that the Purchaser may assign its rights and obligations under this Agreement to any affiliate of the Purchaser without the Company’s prior consent; provided further, that no such assignment by the Purchaser shall relieve the Purchaser of its duties, obligations or liabilities under this Agreement.

8.11      Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts and by facsimile or other electronic transmission, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
AND SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”

AMERICAN CARESOURCE HOLDINGS, INC.,
a Delaware corporation

By:

“PURCHASER”

HEALTHSMART PREFERRED CARE II, L.P.,
A Texas limited partnership

By:
William Dembereckyj, President, COO & CFO

Schedule 1.4

Payment Schedule

   36.1        All expenses incurred in the operation of the Network which accrue on or after the Closing Date, including but not limited to, personnel salaries and benefits, the cost of rent, taxes, the premiums and other costs of insurance covering or related to the Network and its operations, and all other items shall be the responsibility of and paid by Purchaser.

   36.2         All expenses incurred by Purchaser in operating the Network after the Closing Date, including but not limited to, personnel salaries and benefits, the cost of supplies and equipment for the Network, rent, taxes, the premiums and other costs of insurance covering or related to the Network and its operations shall be the responsibility of and paid by Purchaser.

   36.3         All expenses incurred in the operation of the Network that are attributable in part to periods before and in part to periods after the Closing Date shall be prorated between the parties as of the Closing Date pursuant to the MSA.

   36.4         As payment of the Purchase Price, Purchaser shall pay to the Company within thirty (30) days following the end of each calendar month (each, a “Monthly Payment”) an amount equal to (a) sixty-five percent (65%) of the Net Profit derived from the operation of the Network (the “Monthly Net Profit”) less (b) one hundred twenty percent (120%) of all direct and documented operating expenses and liabilities actually paid during such calendar month by Purchaser in connection with operating the Network after the Closing Date (the “Cost Plus Amount”).   “Net Profit” shall have the same meaning as set forth in the MSA.

   36.5         No later than 30 days following the end of each calendar month, Purchaser shall deliver to Company a statement setting forth Purchaser’s calculation of the Monthly Net Profit, the Cost Plus Amount and the Monthly Payment in respect of such calendar month, including reasonably detailed information supporting the calculation of each such amount (each such statement, the “Proposed Monthly Statement”).  Company shall have 30 days from the date on which it receives a Proposed Monthly Statement to dispute the Proposed Monthly Statement or any component thereof.  During such 30-day period, Purchaser shall provide Company with access to any underlying documentation and such explanations reasonably requested in order to review the Proposed Monthly Statement and the calculations of the components thereof.  If Company does not dispute a Proposed Monthly Statement within such 30-day period, such Proposed Monthly Statement shall be deemed final and binding.  If Company does dispute a Proposed Monthly Statement within such 30-day period, the parties shall negotiate in good faith to resolve all disputed items.  If the parties are unable to resolve any disputed item, such dispute shall be submitted for resolution to a nationally recognized accounting firm mutually agreeable to the parties, which firm shall resolve such dispute within ten (10) business days after having received all information pertaining to such dispute.  Any monthly statement that is not timely disputed by Company, that is agreed upon by the parties or that is resolved by the mutually agreeable accounting firm shall be the “Final Monthly Statement” in respect of the month covered by such statement.  No later than 5 business days following the determination of the Final Monthly Statement, Purchaser shall pay the Monthly Payment for the applicable month to Company in immediately available funds by wire transfer to an account specified in writing by Company.

   36.6         In no event shall the aggregate amount of the Monthly Payments exceed the Purchase Price.